Exhibit 4.2

MORTGAGE LOAN PURCHASE AGREEMENT

This is a Mortgage Loan Purchase Agreement (the "Agreement"), dated December 8, 2006, between Long Beach Securities Corp., a Delaware corporation (the "Purchaser") and Washington Mutual Bank, a federal savings association (the "Seller").

Preliminary Statement

The Seller intends to sell certain mortgage loans to the Purchaser on the terms and subject to the conditions set forth in this Agreement.  The Purchaser intends to deposit the mortgage loans into a Delaware statutory trust.  The trust will issue asset backed certificates designated as Long Beach Mortgage Loan Trust 2006-11 Asset-Backed Certificates, Series 2006-11 (the "Certificates").  The Certificates will consist of twenty-one classes of certificates.  The Certificates will be issued pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2006 (the "Pooling and Servicing Agreement"), among the Purchaser, as depositor, Deutsche Bank National Trust Company, as trustee (the "Trustee"), Deutsche Bank Trust Company Delaware, as Delaware trustee (the "Delaware Trustee") and the Seller, as servicer (in such capacity, the "Servicer").  Capitalized terms used but not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

The parties hereto agree as follows:

SECTION 1.                Agreement to Purchase.

The Seller agrees to sell, and the Purchaser agrees to purchase, on or before December 14, 2006 (the "Closing Date"), certain fixed-rate and adjustable-rate residential mortgage loans (the "Mortgage Loans").

SECTION 2.                Mortgage Loan Schedule.

The Purchaser and the Seller have agreed upon which of the mortgage loans owned by the Seller are to be purchased by the Purchaser pursuant to this Agreement on the Closing Date and the Seller shall prepare or cause to be prepared on or prior to the Closing Date a final schedule (the "Closing Schedule") that shall describe such Mortgage Loans and set forth all of the Mortgage Loans to be purchased under this Agreement.  The Closing Schedule shall conform to the requirements set forth in this Agreement and to the definition of "Mortgage Loan Schedule" under the Pooling and Servicing Agreement.  The Closing Schedule shall be the Mortgage Loan Schedule under the Pooling and Servicing Agreement.

SECTION 3.                Consideration.

In consideration for the Mortgage Loans to be purchased hereunder, the Purchaser shall on the Closing Date, as described in Section 8 hereof, (i) pay to or upon the order of the Seller in immediately available funds an amount (the "Purchase Price") equal to the sale proceeds of the Class A Certificates and the Mezzanine Certificates, net of the aggregate amount of the underwriting commissions and discounts applicable to such certificates and the purchase price of the Class B Certificates; and (ii) deliver to the Seller or WM Asset Holdings Corp., upon the order of the Seller, the Class C Certificates, the Class P Certificates, the Class R Certificates, the Class R-CX Certificates and the Class R-PX Certificates (the "Retained Certificates").

The Purchaser or any assignee, transferee or designee of the Purchaser shall be entitled to (i) all scheduled payments of principal due after December 1, 2006 (the "Cut-off Date"), (ii) all unscheduled collections in respect of the Mortgage Loans received after the Cut-off Date (other than the portion of such collections due on or prior to the Cut-off Date), (iii) all other payments of principal due and collected after the Cut-off Date, and (iv) all payments of interest on the Mortgage Loans due after the Cut-off Date.  All scheduled payments of principal and interest due on or before the Cut-off Date and collected after the Cut-off Date shall belong to the Seller.

Pursuant to the Pooling and Servicing Agreement, the Purchaser will transfer, assign, set over and otherwise convey to Long Beach Mortgage Loan Trust 2006-11 (the "Trust") without recourse for the benefit of the Certificateholders, all the right, title and interest of the Purchaser in and to the Mortgage Loans, together with its rights under this Agreement (other than Section 17 hereof).

SECTION 4.                Transfer of the Mortgage Loans.

(a)                Possession of Mortgage Files.  The Seller does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement, all of its right, title and interest in, to and under the Mortgage Loans.  The contents of each Mortgage File related to a Mortgage Loan not delivered to the Purchaser or to any assignee, transferee or designee of the Purchaser on or prior to the Closing Date are and shall be held in trust by the Seller for the benefit of the Purchaser or any assignee, transferee or designee of the Purchaser and promptly transferred to the Trustee.  Upon the sale of the Mortgage Loans, the ownership of each related Mortgage Note, the related Mortgage and the other contents of the related Mortgage File shall be vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or that come into the possession of the Seller on or after the Closing Date shall immediately vest in the Purchaser and shall be delivered promptly to the Purchaser or as otherwise directed by the Purchaser.

(b)               Delivery of Mortgage Loan Documents.  The Seller will, on or prior to the Closing Date, deliver or cause to be delivered to the Purchaser, the Trustee or their designee each of the following documents for each Mortgage Loan:

(i)                  the original Mortgage Note, endorsed in blank or in the following form:  "Pay to the order of Deutsche Bank National Trust Company, as Trustee, under the applicable agreement, without recourse," with all prior and intervening endorsements, showing a complete chain of endorsement from the originator to the Person so endorsing to the Trustee or (in the case of not more than 1.00% of the Mortgage Loans, by aggregate principal balance as of the Cut-off Date) a copy of such original Mortgage Note with an accompanying Lost Note Affidavit executed by the Seller;

(ii)                the original Mortgage, noting the presence of the MIN of the Mortgage Loan and language indicating that the Mortgage Loan is a MOM Loan if the Mortgage Loan is a MOM loan, with evidence of recording thereon, and a copy, certified by the appropriate recording office, of the recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney, with evidence of recording thereon;

(iii)               unless the Mortgage Loan is registered on the MERS® System, an original Assignment in blank;

(iv)              the original recorded Assignment or Assignments showing a complete chain of assignment from the originator to the Person assigning the Mortgage to the Trustee or in blank (or to MERS, if the Mortgage Loan is registered on the MERS® System and noting the presence of the MIN) as contemplated by the immediately preceding clause (iii);

(v)                the original or copies of each assumption, modification, written assurance or substitution agreement, if any; and

(vi)              as an original, photocopy or in electronic form, lender's title insurance policy, together with all endorsements or riders issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property represented therein as a fee interest vested in the Mortgagor, or in the event such title policy is unavailable, a written commitment or uniform binder or preliminary report of the title issued by the title insurance or escrow company.

Except with respect to any Mortgage Loan for which MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as the mortgagee of record, the Seller shall promptly (and in no event later than thirty (30) Business Days, subject to extension upon a mutual agreement between the Seller and the Purchaser) following the later of the Closing Date and the date of receipt by the Seller of the recording information for a Mortgage submit or cause to be submitted for recording, at no expense to the Purchaser, in the appropriate public office for real property records, each Assignment referred to in (iii) and (iv) above and shall execute each original Assignment referred to in clause (iii) above in the following form:  "Deutsche Bank National Trust Company, as Trustee under the applicable agreement, without recourse."  In the event that any such Assignment is lost or returned unrecorded because of a defect therein, the Seller shall promptly prepare or cause to be prepared a substitute Assignment or cure or cause to be cured such defect, as the case may be, and thereafter cause each such Assignment to be duly recorded.  Notwithstanding the foregoing, the Assignments referred to in (iii) and (iv) above shall not be required to be completed and submitted for recording with respect to any Mortgage Loan if each Rating Agency does not require recordation for such Rating Agency to assign the initial ratings to the Class A Certificates, the Mezzanine Certificates, the Class B Certificates and the Other NIM Notes and initial shadow rating to the Insured NIM Notes, without giving effect to any insurance policy issued by the NIMS Insurer; provided, however, each such Assignment referred to in (iii) and (iv) above shall be submitted for recording by the Seller, in the manner described above, at no expense to the Purchaser, Trust Fund, the Trustee or the Delaware Trustee, upon the earliest to occur of:  (i) reasonable direction by Holders of Certificates entitled to at least 25% of the Voting Rights, (ii) the occurrence of a Servicer Event of Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Seller, (iv) the occurrence of a servicing transfer as described in Section 7.02 of the Pooling and Servicing Agreement and (v) if the Seller is not the Servicer and with respect to any one Assignment, the occurrence of a bankruptcy, insolvency or foreclosure relating to the Mortgagor under the related Mortgage.

In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Seller further agrees that it shall cause, within 30 Business Days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Purchaser to the Trust in accordance with the Pooling and Servicing Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trust and (b) the code in the field "Pool Field" which identifies the series of the Certificates issued in connection with such Mortgage Loans. The Seller further agrees that it shall not, and shall not permit the Servicer to alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement and the Pooling and Servicing Agreement.

If any document referred to in Section 4(b)(ii), Section 4(b)(iii), Section 4(b)(iv), or Section 4(b)(v) above (collectively, the "Recording Documents") has as of the Closing Date been submitted for recording but either (x) has not been returned from the applicable public recording office or (y) has been lost or such public recording office has retained the original of such document, the obligations of the Seller to deliver such Recording Documents shall be deemed to be satisfied upon (1) delivery to the Purchaser, the Trustee or their designee of a copy of each such Recording Document certified by the Seller in the case of (x) above or the applicable public recording office in the case of (y) above to be a true and complete copy of the original that was submitted for recording and (2) if such copy is certified by the Seller, delivery to the Purchaser, the Trustee or their designee upon receipt thereof, and in any event no later than one year after the Closing Date (except as provided below), of either the original or a copy of such Recording Document certified by the applicable public recording office to be a true and complete copy of the original.  In instances where, due to a delay on the part of the applicable recording office where any such Recording Documents have been delivered for recordation, the Recording Documents cannot be delivered to the Purchaser, the Trustee or their designee within one year after the Closing Date, the Seller shall deliver to the Purchaser, the Trustee or their designee within such time period an Officer's Certificate stating the date by which the Seller expects to receive such Recording Documents from the applicable recording office.  If the Recording Documents have still not been received by the Seller and delivered to the Purchaser, the Trustee or their designee by such date, the Seller shall deliver to the Purchaser, the Trustee or their designee by such date an additional Officer's Certificate stating a revised date by which Seller expects to receive the applicable Recording Documents.  This procedure shall be repeated until the Recording Documents have been received by the Seller and delivered to the Purchaser, the Trustee or their designee.  If the original or copy of the lender's title insurance policy was not delivered pursuant to Section 4(b)(vi) above, the Seller shall deliver or cause to be delivered to the Purchaser, the Trustee or their designee promptly after receipt thereof, and in any event within 120 days after the Closing Date such title insurance policy.  The Seller shall deliver or cause to be delivered to the Purchaser, the Trustee or their designee promptly upon receipt thereof any other original documents constituting a part of a Mortgage File received with respect to any Mortgage Loan, including, but not limited to, any original documents evidencing an assumption or modification of any Mortgage Loan.

Each original document relating to a Mortgage Loan which is not delivered to the Purchaser, the Trustee or their designee, if held by the Seller, shall be so held for the benefit of the Purchaser, the Trustee or their designees.  In the event that any such original document is required pursuant to the terms of this Section to be a part of a Mortgage File, such document shall be delivered promptly to the Purchaser, the Trustee or their designee.  Any such original document that is not required pursuant to the terms of this Section to be a part of a Mortgage File shall be held by the Seller in its capacity as Servicer.

(c)                Acceptance of Mortgage Loans.  The documents delivered pursuant to Section 4(b) hereof shall be reviewed by the Purchaser or any assignee, transferee or designee of the Purchaser at any time before, on and after the Closing Date (and with respect to each document permitted to be delivered after the Closing Date within seven days of its delivery) to ascertain that all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule.

(d)               Transfer of Interest in Agreements.  The Purchaser has the right to assign its interest under this Agreement (other than Section 17 hereof), in whole or in part, to the Trust, as may be required to effect the purposes of the Pooling and Servicing Agreement, without the consent of the Seller, and the Trust shall succeed to the rights and obligations hereunder of the Purchaser.  Any expense reasonably incurred by or on behalf of the Purchaser, the Trustee, or the NIMS Insurer, if any, in connection with enforcing any obligations of the Seller under this Agreement will be promptly reimbursed by the Seller.

(e)                Examination of Mortgage Files.  Prior to the Closing Date the Seller shall either (i) deliver in escrow to the Purchaser or to any assignee, transferee or designee of the Purchaser, for examination, the Mortgage File pertaining to each Mortgage Loan, or (ii) make such Mortgage Files available to the Purchaser or to any assignee, transferee or designee of the Purchaser for examination.  Such examination may be made by the Purchaser or the Trustee, and their respective designees, upon reasonable notice to the Seller during normal business hours at any time before or after the Closing Date.  If any such person makes such examination prior to the Closing Date and identifies any Mortgage Loans with respect to which the Seller's representations and warranties contained in this Agreement are not correct, such Mortgage Loans shall be deleted from the Mortgage Loan Schedule.  The Purchaser may, at its option and without notice to the Seller, purchase all or part of the Mortgage Loans without conducting any partial or complete examination.  The fact that the Purchaser or any person has conducted or has failed to conduct any partial or complete examination of the related Mortgage Files shall not affect the rights of the Purchaser or any assignee, transferee or designee of the Purchaser to demand repurchase or other relief as provided herein or under the Pooling and Servicing Agreement.

SECTION 5.                Representations, Warranties and Covenants of the Seller.

The Seller hereby represents and warrants and covenants to the Purchaser, as of the date hereof and as of the Closing Date:

(i)                  The Seller is a federal savings association duly organized, validly existing and in good standing under the laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Seller in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each Mortgage Loan and to service the Mortgage Loans in accordance with the terms of the Pooling and Servicing Agreement;

(ii)                The Seller had the full corporate power and authority to originate, hold and sell each Mortgage Loan and has the full corporate power and authority to service each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on the part of the Seller the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery thereof by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that  the enforceability thereof may be limited by (a) bankruptcy, insolvency, moratorium, receivership, conservatorship, arrangement, moratorium and other similar laws relating to creditors' rights generally and (b) the general principles of equity, whether such enforcement is sought in equity or at law;

(iii)               The execution and delivery of this Agreement by the Seller, the servicing of the Mortgage Loans by the Seller under the Pooling and Servicing Agreement, the consummation of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Seller and does not (A) result in a breach of any term or provision of the charter or by-laws of the Seller, (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement, instrument or indenture to which the Seller is a party or by which it may be bound, or any statute, order or regulation applicable to the Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Seller or any of its property or (C) result in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans; and the Seller is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to the Seller's knowledge, would in the future result in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans or materially and adversely affect (x) the ability of the Seller to perform its obligations under this Agreement or the Pooling and Servicing Agreement or (y) the business, operations, financial condition, properties or assets of the Seller taken as a whole;

(iv)              No consent, approval, authorization, or order of, any court or governmental agency or body is required for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, the Seller has obtained the same; (v)                The Seller is an approved seller/servicer for Fannie Mae or Freddie Mac in good standing and is a HUD approved mortgagee pursuant to Section 203 and Section 211 of the National Housing Act;

(vi)              No litigation or proceeding is pending or, to the best knowledge of the Seller, threatened, against the Seller that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the Pooling and Servicing Agreement or the issuance of the Certificates or the ability of the Seller to service the Mortgage Loans or to perform any of its other obligations hereunder in accordance with the terms hereof and the terms of the Pooling and Servicing Agreement or, that would result in a material adverse change in the financial or operating conditions of the Seller;

(vii)             No certificate of an officer, statement or other information furnished in writing or report delivered by the Seller to the Purchaser, any Affiliate of the Purchaser or the Trustee for use in connection with the purchase of the Mortgage Loans and the transactions contemplated hereunder and under the Pooling and Servicing Agreement contains any untrue statement of a material fact, or omits a material fact necessary to make the information, certificate, statement or report not misleading in any material respect;

(viii)           The Seller has not dealt with any broker, investment banker, agent or other person, except for the Purchaser or any of its affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

(ix)              Each Mortgage Note, each Mortgage, each Assignment and any other document required to be delivered by or on behalf of the Seller under this Agreement or the Pooling and Servicing Agreement to the Purchaser or any assignee, transferee or designee of the Purchaser for each Mortgage Loan has been or will be, in accordance with Section 4(b) hereof, delivered to the Purchaser or any such assignee, transferee or designee.  With respect to each Mortgage Loan, the Seller is in possession of a complete Mortgage File in compliance with the Pooling and Servicing Agreement, except for such documents that have been delivered (1) to the Purchaser or any assignee, transferee or designee of the Purchaser or (2) for recording to the appropriate public recording office and have not yet been returned;

(x)                The Seller (A) is a solvent entity and is paying its debts as they become due, (B) immediately after giving effect to the transfer of the Mortgage Loans, will be a solvent entity and will have sufficient resources to pay its debts as they become due and (C) did not sell the Mortgage Loans to the Purchaser with the intent to hinder, delay or defraud any of its creditors; and

(xi)              The transfer of the Mortgage Loans to the Purchaser at the Closing Date will be treated by the Seller for financial accounting and reporting purposes as a sale of assets.

SECTION 6.                Representations and Warranties of the Seller Relating to the Individual Mortgage Loans.

The Seller hereby represents and warrants to the Purchaser, that as of the Closing Date with respect to each Mortgage Loan:

(i)                  The information set forth on the Mortgage Loan Schedule with respect to each Mortgage Loan is true and correct in all material respects as of the Cut-off Date, unless another date is set forth on the Mortgage Loan Schedule;

(ii)                [reserved];

(iii)               Each Mortgage is a valid and enforceable first or second lien on the Mortgaged Property, including all improvements thereon, subject only to (a) the lien of non-delinquent current real property taxes and assessments, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal made in connection with the origination of the related Mortgage Loan and which do not materially interfere with the benefits of the security intended to be provided by such Mortgage, (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage and (d) in the case of a second lien, only to a first lien on such Mortgaged Property;

(iv)              Immediately prior to the assignment of the Mortgage Loans to the Purchaser, the Seller had good title to, and was the sole legal and beneficial owner of, each Mortgage Loan, free and clear of any pledge, lien, encumbrance or security interest and has full right and authority, subject to no interest or participation of, or agreement with, any other party to sell and assign the same.  The form of endorsement of each Mortgage Note satisfied the requirement, if any, of endorsement in order to transfer all right, title and interest of the party so endorsing, as noteholder or assignee thereof, in and to that Mortgage Note; and each Assignment to be delivered hereunder is in recordable form and is sufficient to effect the assignment of and to transfer to the assignee thereunder the benefits of the assignor, as mortgagee or assignee thereof, under each Mortgage to which that Assignment relates;

(v)                There is no delinquent tax or assessment lien against any Mortgaged Property;

(vi)              There is no valid offset, defense or counterclaim to any Mortgage Note (including any obligation of the Mortgagor to pay the unpaid principal of or interest on such Mortgage Note) or the Mortgage, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(vii)             There are no mechanics' liens or claims for work, labor or material affecting any Mortgaged Property which are or may be a lien prior to, or equal with, the lien of the related Mortgage, except those which are insured against by the title insurance policy referred to in (xi) below;

(viii)           Each Mortgaged Property is free of material damage and is at least in average repair;

(ix)              Each Mortgage Loan at origination complied in all material respects with applicable local, state and federal laws, including, without limitation, predatory and abusive lending, usury, equal credit opportunity, real estate settlement procedures, truth-in-lending and disclosure laws, and consummation of the transactions contemplated hereby, including without limitation the receipt of interest does not involve the violation of any such laws;

(x)                Neither the Seller nor any prior holder of any Mortgage has modified the Mortgage in any material respect, satisfied, canceled or subordinated such Mortgage in whole or in part; released the related Mortgaged Property in whole or in part from the lien of such Mortgage; or executed any instrument of release, cancellation, modification or satisfaction with respect thereto (except that a Mortgage Loan may have been modified by a written instrument signed by the Seller or a prior holder of the Mortgage Loan which has been recorded, if necessary, to protect the interests of the Seller and the Purchaser and which has been delivered to the Purchaser or any assignee, transferee or designee of the Purchaser as part of the Mortgage File, and the terms of which are reflected in the Mortgage Loan Schedule);

(xi)              A lender's policy of title insurance together with a condominium endorsement and extended coverage endorsement, if applicable, and, with respect to each Adjustable Rate Mortgage Loan, an adjustable rate mortgage endorsement in an amount at least equal to the balance of the Mortgage Loan as of the Cut-off Date or a commitment (binder) to issue the same was effective on the date of the origination of each Mortgage Loan, and each such policy is valid and remains in full force and effect, the transfer of the related Mortgage Loan to the Purchaser and the Trust does not affect the validity or enforceability of such policy and each such policy was issued by a title insurer qualified to do business in the jurisdiction where the Mortgaged Property is located and acceptable to Fannie Mae or Freddie Mac and in a form acceptable to Fannie Mae or Freddie Mac on the date of origination of such Mortgage Loan, which policy insures the Seller and successor owners of indebtedness secured by the insured Mortgage, as to the first or second, as the case may be, priority lien of the Mortgage; no claims have been made under such mortgage title insurance policy and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such mortgage title insurance policy;

(xii)             Each Mortgage Loan was originated by, or generated on behalf of, the Seller, or originated by a savings and loan association, savings bank, commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority, or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act;

(xiii)           With respect to each Adjustable Rate Mortgage Loan, on each Adjustment Date, the Mortgage Rate will be adjusted to equal the Index plus the Gross Margin, rounded to the nearest 0.125%, subject to the Periodic Rate Cap, the Maximum Mortgage Rate and the Minimum Mortgage Rate.  The related Mortgage Note is payable on the first day of each month in self-amortizing monthly installments of principal and interest (unless such Mortgage Loan is a mortgage loan that requires the payment of interest only with respect to some or all of the related monthly payments as indicated on the Mortgage Loan Schedule or unless such Mortgage Loan is a Balloon Loan), with interest payable in arrears, and requires a Monthly Payment which is sufficient to fully amortize the outstanding principal balance of the Mortgage Loan over its remaining term and to pay interest at the applicable Mortgage Rate.  No Mortgage Loan is subject to negative amortization.  All rate adjustments have been performed in accordance with the terms of the related Mortgage Note or subsequent modifications, if any;

(xiv)           All of the improvements which were included for the purpose of determining the Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of such property, and no improvements on adjoining properties encroach upon the Mortgaged Property;

(xv)            All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities and the Mortgaged Property is lawfully occupied under applicable law;

(xvi)           All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located;

(xvii)         The Mortgage Note and the related Mortgage are genuine, and each is the legal, valid and binding obligation of the Mortgagor enforceable against the Mortgagor by the mortgagee or its representative in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by law.  All parties to the Mortgage Note and the Mortgage had full legal capacity to execute all Mortgage Loan documents and to convey the estate purported to be conveyed by the Mortgage and each Mortgage Note and Mortgage have been duly and validly executed by such parties;

(xviii)        The proceeds of each Mortgage Loan have been fully disbursed, there is no requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees and expenses incurred in making, closing or recording the Mortgage Loans were paid;

(xix)           The related Mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure.  There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(xx)            With respect to each Mortgage constituting a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

(xxi)           There exist no deficiencies with respect to escrow deposits and payments, if such are required, for which customary arrangements for repayment thereof have not been made, and no escrow deposits or payments of other charges or payments due the Seller have been capitalized under the Mortgage or the related Mortgage Note;

(xxii)         The origination, underwriting and collection practices used by the Seller with respect to each Mortgage Loan have been in all material respects legal, proper, prudent and customary in the subprime mortgage servicing business.  Each Mortgage Loan is currently being serviced by the Servicer;

(xxiii)        There is no pledged account or other security other than real estate securing the Mortgagor's obligations;

(xxiv)       No Mortgage Loan has a shared appreciation feature, or other contingent interest feature;

(xxv)         [reserved];

(xxvi)       The improvements upon each Mortgaged Property are covered by a valid and existing hazard insurance policy with a generally acceptable carrier that provides for fire extended coverage and coverage of such other hazards as are customarily covered by hazard insurance policies with extended coverage in the area where the Mortgaged Property is located representing coverage not less than the lesser of the outstanding principal balance of the related Mortgage Loan or the minimum amount required to compensate for damage or loss on a replacement cost basis.  All individual insurance policies and flood policies referred to in this clause (xxvi) and in clause (xxvii) below contain a standard mortgagee clause naming the Seller or the original mortgagee, and its successors in interest, as mortgagee, and the Seller has received no notice that any premiums due and payable thereon have not been paid; the Mortgage obligates the Mortgagor thereunder to maintain all such insurance, including flood insurance, at the Mortgagor's cost and expense, and upon the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor;

(xxvii)      If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as subject to special flood hazards, a flood insurance policy in a form meeting the requirements of the current guidelines of the Flood Insurance Administration is in effect with respect to such Mortgaged Property with a generally acceptable carrier in an amount representing coverage not less than the least of (A) the original outstanding principal balance of the Mortgage Loan, (B) the minimum amount required to compensate for damage or loss on a replacement cost basis or (C) the maximum amount of insurance that is available under the Flood Disaster Protection Act of 1973;

(xxviii)    There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note; and neither the Seller nor any other entity involved in originating or servicing the Mortgage Loan has waived any default, breach, violation or event of acceleration;

(xxix)       Each Mortgaged Property is improved by a one- to four-family residential dwelling, including condominium units and dwelling units in planned unit developments, which does not include cooperatives and does not constitute property other than real property under state law;

(xxx)         There is no obligation on the part of the Seller or any other party under the terms of the Mortgage or related Mortgage Note to make payments in addition to those made by the Mortgagor;

(xxxi)       Any future advances made prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the related Mortgage Loan Schedule.  The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(xxxii)      Each Mortgage Loan was underwritten in accordance with the Seller's underwriting guidelines as described in the Prospectus Supplement as applicable to its credit grade in all material respects (the "Underwriting Guidelines");

(xxxiii)    Each appraisal of a Mortgage Loan that was used to determine the appraised value of the related Mortgaged Property was conducted generally in accordance with the Seller's Underwriting Guidelines, and included an assessment by the appraiser of the fair market value of the related Mortgaged Property at the time of the appraisal.  The Mortgage File contains an appraisal of the applicable Mortgaged Property;

(xxxiv)    None of the Mortgage Loans is a graduated payment Mortgage Loan, nor is any Mortgage Loan subject to a temporary buydown or similar arrangement;

(xxxv)     There are no Mortgage Loans with respect to which the monthly payment due thereon in the month immediately prior to the month of the Cut-off Date had not been made, none of the Mortgage Loans has been contractually delinquent for more than 30 days more than once during the preceding twelve months and, no Mortgage Loan has ever experienced a delinquency of 60 or more days since the origination thereof;

(xxxvi)    Each Mortgage contains a provision that is, to the extent not prohibited by federal or state law, enforceable for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

(xxxvii)  No misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(xxxviii) Each Mortgage Loan constitutes a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code;

(xxxix)    The information set forth in the Prepayment Charge Schedule is complete, true and correct in all material respects at the date or dates respecting which such information is furnished and each Prepayment Charge is permissible and enforceable in accordance with its terms under applicable law upon the Mortgagor's voluntary Principal Prepayment (except to the extent that:  (1) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally; or (2) the collectability thereof may be limited due to acceleration in connection with a foreclosure or other involuntary prepayment).  No Mortgage Loan provides for a Prepayment Charge for a term in excess of three years;

(xl)              The Loan-to-Value Ratio for each Mortgage Loan was no greater than 100% at the time of origination;

(xli)             The first date on which each Mortgagor must make a payment on the related Mortgage Note is no later than 60 days from the date of this Agreement;

(xlii)           With respect to each Mortgage Loan, the related Mortgagor shall not fail or has not failed to make the first monthly payment due under the terms of the Mortgage Loan by the second succeeding Due Date after the Due Date on which such monthly payment was due;

(xliii)          The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any relevant jurisdiction, except any as may have been complied with;

(xliv)         There are no defaults in complying with the terms of the Mortgage, and either (1) any taxes, governmental assessments, insurance premiums, water, sewer and municipal charges or ground rents which previously became due and owing have been paid, or (2) an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.  Except for payments in the nature of escrow payments, including without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required by the Mortgage Note, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage proceeds, whichever is greater, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(xlv)           There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property or the taking by eminent domain of any Mortgaged Property;

(xlvi)         No Mortgage Loan is subject to the requirements of the Home Ownership and Equity Protection Act of 1994, as amended ("HOEPA"), or is a "high cost" or "predatory" loan under any state or local law or regulation applicable to the originator of such Mortgage Loan or which would result in liability to the purchaser or assignee of such Mortgage Loan under any predatory or abusive lending law.  No Mortgage Loan has an APR or total points and fees that exceed the thresholds set by HOEPA and its implementing regulations, including 12 C.F.R. § 226.32(a)(1)(i) and (ii);

(xlvii)        No borrower obtained a prepaid single-premium credit life, credit disability, credit unemployment or credit property insurance policy in connection with the origination of the Mortgage Loan;

(xlviii)      The Seller did not select the Mortgage Loans with the intent to adversely affect the interests of the Purchaser;

(xlix)         The Seller has not received any notice that any Mortgagor has filed for any bankruptcy or similar legal protection since the date of the origination of such Mortgage Loan.  Prior to the date of the origination of any Mortgage Loan, the Seller did not receive any notice that any Mortgagor has filed for bankruptcy or similar legal protection except as permitted under the Underwriting Guidelines;

(l)                  No Group I Mortgage Loan is a "High-Cost Home Loan" as defined in the Georgia Fair Lending Act, as amended (the "Georgia Act"), and no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003 is secured by a Mortgaged Property located in the State of Georgia;

(li)                No Group I Mortgage Loan is a "High Cost Home Loan" as defined in the Kentucky high-cost loan statute effective June 24, 2003 (Ky. Rev. Stat. Section 360.100);

(lii)               No Group I Mortgage Loan is a "High Cost Home Loan" as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46; 10B-22 et seq.);

(liii)             No Group I Mortgage Loan is a subsection 10 mortgage under the Oklahoma Home Ownership and Equity Protection Act;

(liv)             No Group I Mortgage Loan is a "High-Cost Home Loan" as defined in New York Banking Law 6-1;

(lv)              No Group I Mortgage Loan is a "High Cost Home Loan" as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of 2003);

(lvi)             No Group I Mortgage Loan is a "High-Cost Home Loan" as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Am. §§ 58-21A-1 et seq.);

(lvii)           [reserved];

(lviii)          Each Group I Mortgage Loan was originated in compliance with the following anti-predatory lending guidelines:

a.                   Each Group I Mortgage Loan satisfies the eligibility for purchase requirements and was originated in compliance with Lender Letter # LL03-00 dated April 11, 2000 for Fannie Mae Sellers (the "Lender Letter");

b.                  The borrower was not encouraged or required by the Mortgage Loan's originator to select a mortgage loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, taking into account such facts as, without limitation, the Mortgage Loan's requirements and the borrower's credit history, income, assets and liabilities.  For a borrower who seeks financing through the higher-priced subprime lending channel of Long Beach Mortgage, a division of Washington Mutual Bank, the borrower was directed towards or referred to the prime mortgage product offered by Long Beach Mortgage, a division of Washington Mutual Bank, if the borrower was able to qualify for the prime mortgage product;

c.                   The methodology used in underwriting the extension of credit for each Group I Mortgage Loan employs objective mathematical principles which relate the borrower's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely solely on the extent of the borrower's equity in the collateral as the principal determining factor in approving such credit extension.  Such underwriting methodology provided reasonable assurance that at the time of origination, the borrower had a reasonable ability to make timely payments on the Group I Mortgage Loan;

d.                  With respect to any Group I Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity:  (i) prior to the Group I Mortgage Loan's origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction in exchange for selecting a Group I Mortgage Loan with a prepayment premium, (ii) prior to the Group I Mortgage Loan's origination, the borrower was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, (iv) notwithstanding any state or federal law to the contrary, the Seller shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower's default in making the loan payments, and (v) the Seller's pricing methods include mortgage loans with and without prepayment premiums;

e.                   No borrower under a Group I Mortgage Loan was charged "points and fees" in an amount greater than (a) $1,000 or (b) 5% of the principal amount of such Group I Mortgage Loan, whichever is greater.  For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder's fees and charges that the lender imposed as a condition of making the mortgage loan, whether they are paid to the lender or a third party; and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the mortgage (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections); the cost of mortgage insurance or credit-risk price adjustments; the costs of title, hazard, and flood insurance policies; state and local transfer taxes or fees; escrow deposits for the future payment of taxes and insurance premiums; and other miscellaneous fees and charges that, in total, do not exceed 0.25 percent of the loan amount;

f.                    All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Group I Mortgage Loan have been disclosed in writing to the borrower in accordance with applicable state and federal law and regulation;

(lix)             No Group I Mortgage Loan had a principal balance at origination in excess of Fannie Mae's conforming loan balance limitations for single family loans set forth in the Fannie Mae Charter Act and the Fannie Mae Selling Guide in effect at the time of such Group I Mortgage Loan's origination;

(lx)              With respect to each Group I Mortgage Loan, information regarding the borrower credit file related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations;

(lxi)             No Mortgage Loan is a "High Cost Loan" or "Covered Loan" (as such terms are defined in the Standard & Poor's LEVELS® Glossary in effect on the Closing Date, which is now Version 5.7 Revised, Exhibit E, applicable portions of which are attached hereto as Exhibit A) and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Act;

(lxii)           No Group I Mortgage Loan is a "High Cost Home Mortgage Loan" as defined in the Massachusetts Predatory Home Loan Practices Act effective November 7, 2004 (Mass. Ann. Laws ch. 183C);

(lxiii)          No Group I Mortgage Loan is subject to the requirements of the Indiana Home Loan Practices Act, and loans originated in Indiana comply with 12 CFR 30.1(a) & Appendix C(III)(A), and particularly the prohibition in Appendix C(III)(A) against deceptive lending practices;

(lxiv)         With respect to any Group I Mortgage Loan originated on or after August 1, 2004, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

(lxv)           No Group I Mortgage Loan is secured by Mortgage Properties that are manufactured housing;

(lxvi)         No Group I Mortgage Loan had a Mortgage Note dated more than one year prior to the Closing Date;

(lxvii)        With respect to any second lien Group I Mortgage Loan, such lien is on a one- to four-family residence that is the principal residence of the borrower;

(lxviii)      No second lien Group I Mortgage Loan has an original principal balance that exceeds one-half of the Freddie Mac one-unit limitation for first lien mortgage loans, or $208,500 (in Alaska, Guam, Hawaii or Virgin Islands: $312,750), without regard to the number of units; and

(lxix)         With respect to any second lien Group I Mortgage Loan, the original principal balance of the first lien mortgage loan relating to the same Mortgaged Property plus the original principal balance of the second lien Group I Mortgage Loan does not exceed the applicable Freddie Mac loan limit for first lien mortgage loans for that property type;

(lxx)           No Group I Mortgage Loan had a principal balance at origination that exceeds the applicable Freddie Mac loan limit for first lien single family mortgage loans; and

(lxxi)         No Mortgage Loan is a balloon mortgage loan that has an original stated maturity of less than seven (7) years.

SECTION 7.                Repurchase Obligation for Defective Documentation and for Breach of Representation and Warranty.

(a)                The representations and warranties contained in Section 5(ix) and Section 6 shall not be impaired by any review and examination of loan files or other documents evidencing or relating to the Mortgage Loans or any failure on the part of the Seller or the Purchaser to review or examine such documents and shall inure to the benefit of any assignee, transferee or designee of the Purchaser, including the Trust.

Upon discovery by the Seller, the Purchaser or any assignee, transferee or designee of the Purchaser of any materially defective document in, or that any material document was not transferred by the Seller (as listed on the Trustee's initial certification), as part of any Mortgage File or of a breach of any of the representations and warranties contained in Section 5 or Section 6 that materially and adversely affects the value of any Mortgage Loan or the interest of the Purchaser or the Purchaser's assignee, transferee or designee (it being understood that with respect to the representations and warranties set forth in the last sentence of clause (xxxix) or in clauses (xlvi), (xlvii), (lxi) and (lxiv) of Section 6 herein, a breach of any such representation or warranty shall in and of itself be deemed to materially and adversely affect the interest therein of the Purchaser and the Purchaser's assignee, transferee or designee) in any Mortgage Loan, the party discovering the breach shall give prompt written notice to the others.  Within ninety (90) days of the earlier of the discovery or the Seller's receipt of notice of any such missing documentation which was not transferred to the Purchaser as described above or materially defective documentation or any such breach of a representation and warranty, the Seller promptly shall deliver such missing document or cure such defect or breach in all material respects, or in the event the Seller cannot deliver such missing document or such defect or breach cannot be cured, the Seller shall, within 90 days of its discovery or receipt of notice, either (i) repurchase the affected Mortgage Loan at a price equal to the Purchase Price (as defined in the Pooling and Servicing Agreement) or (ii) pursuant to the provisions of the Pooling and Servicing Agreement, cause the removal of such Mortgage Loan from the Trust Fund and substitute one or more Qualified Substitute Mortgage Loans; provided, however, that in the case of a breach of the representation and warranty concerning the Mortgage Loan Schedule contained in Section 6(i), if such breach relates to any field on the Mortgage Loan Schedule which identifies any Prepayment Charge and such Prepayment Charge has been triggered pursuant to the terms of the related Mortgage Note, then in lieu of purchasing such Mortgage Loan from the Trust Fund at the Purchase Price (as defined in the Pooling and Servicing Agreement), the Seller shall pay the amount of the incorrectly identified Prepayment Charge (net of any amount previously collected by or paid to the Trust Fund in respect of such Prepayment Charge), and the Seller shall have no obligation to repurchase or substitute for such Mortgage Loan.  In the event of a substitution permitted hereunder, the Seller shall amend the Closing Schedule to reflect the withdrawal of each removed Mortgage Loan from the terms of this Agreement and the Pooling and Servicing Agreement and the addition of the Qualified Substitute Mortgage Loan(s).  The Seller shall deliver to the Purchaser such amended Closing Schedule and shall deliver such other documents as are required by this Agreement or the Pooling and Servicing Agreement within five (5) days of any such amendment.  Any repurchase pursuant to this Section 7(a) shall be accomplished by deposit in the Collection Account of the amount of the Purchase Price (as defined in the Pooling and Servicing Agreement) in accordance with Section 2.03 of the Pooling and Servicing Agreement.  Any repurchase or substitution required by this Section shall be made in a manner consistent with Section 2.03 of the Pooling and Servicing Agreement and any remedy by the Seller for a breach of a representation or warranty that materially and adversely affects the value of any Prepayment Charge shall be made in a manner consistent with Section 2.03(c) of the Pooling and Servicing Agreement.

(b)               It is understood and agreed that the obligations of the Seller set forth in this Section 7 to cure, repurchase or substitute for a defective Mortgage Loan constitute the sole remedies of the Purchaser against the Seller respecting a missing or defective document or a breach of the representations and warranties contained in Section 5 or Section 6.

SECTION 8.                Closing; Payment for the Mortgage Loans.

The closing of the purchase and sale of the Mortgage Loans shall be held at the Seattle office of Heller Ehrman LLP at 9:30 am New York time on the Closing Date (or such other location or time as is mutually agreeable to the parties).

The Purchaser's obligation to close the transactions contemplated by this Agreement shall be subject to each of the following conditions:

(a)                All of the representations and warranties of the Seller under this Agreement shall be true and correct in all material respects as of the date as of which they are made and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

(b)               The Purchaser shall have received, or the attorneys of the Purchaser shall have received in escrow (to be released from escrow at the time of closing), all Closing Documents as specified in Section 9 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

(c)                The Seller shall have delivered or caused to be delivered and released to the Purchaser or to its designee, all documents (including without limitation, the Mortgage Loans) required to be so delivered by the Purchaser pursuant to Section 2.01 of the Pooling and Servicing Agreement; and

(d)               All other terms and conditions of this Agreement to be complied with by Seller, shall have been complied with.

Subject to the foregoing conditions, the Purchaser shall deliver or cause to be delivered to the Seller on the Closing Date, against delivery and release by the Seller to the Trustee of all documents required pursuant to the Pooling and Servicing Agreement and the consideration for the Mortgage Loans as specified in Section 3 of this Agreement, by delivery to the Seller of the Purchase Price in immediately available funds and delivery of the Retained Certificates to the Seller or, upon the direction of the Seller, to WM Asset Holdings Corp.

SECTION 9.                Closing Documents.

Without limiting the generality of Section 8 hereof, the closing shall be subject to delivery of each of the following documents:

(a)                An Officer's Certificate of the Seller, dated the Closing Date, upon which the Purchaser, WaMu Capital Corp. ("WCC") and Goldman, Sachs & Co. ("GS," and together with WCC, the "Underwriters") and the NIMS Insurer, if any, may rely and attached thereto copies of the federal charter, bylaws and OTS certificate of existence of the Seller; (

b)               An Officer's Certificate of the Seller, dated the Closing Date, upon which the Purchaser, the Underwriters and the NIMS Insurer, if any, may rely, with respect to certain facts regarding the sale of the Mortgage Loans, by the Seller to the Purchaser;

(c)                An Opinion of Counsel of the Seller (which may be in-house counsel of the Seller), dated the Closing Date and addressed to the Purchaser, the Underwriters and the NIMS Insurer, if any;

(d)               Such opinions of counsel as the Rating Agencies, the Underwriters, the Trustee, the Delaware Trustee or the NIMS Insurer, if any, may reasonably request in connection with the sale of the Mortgage Loans by the Seller to the Purchaser or the Seller's execution and delivery of, or performance under, this Agreement;

(e)                A letter from Deloitte & Touche L.L.P., certified public accountants, dated the date hereof and to the effect that they have performed certain specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Prospectus Supplement under the captions "Summary of Terms--Mortgage Loans," "Risk Factors," "The Sponsor," "Static Pool Information," "The Mortgage Pool" and "Yield, Prepayment and Maturity Considerations" and in "Appendix A" agrees with the records of the Seller;

(f)                 The Seller shall deliver or make available to the Purchaser for inclusion in the Prospectus Supplement under the captions "The Sponsor," "The Servicers" and "Static Pool Information" or for inclusion in other offering materials, such publicly available information regarding the Seller, its financial condition, underwriting standards, lending activities and loan sales, production, static pool information and servicing and collection practices, and any similar nonpublic, unaudited financial information and a computer tape with respect to the pool information, as the Underwriters may reasonably request;

(g)                Letters from at least two nationally recognized statistical rating agencies rating the Offered Certificates (as defined in the Prospectus Supplement); and

(h)                Such further information, certificates, opinions and documents as the Purchaser or the Underwriters may reasonably request.

SECTION 10.             Costs.

The Seller shall pay (or shall reimburse the Purchaser or any other Person to the extent that the Purchaser or such other Person shall pay) all costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including without limitation, recording fees, fees for title policy endorsements and continuations and the fees for recording Assignments, the fees and expenses of the Seller's in-house accountants and in-house attorneys; the costs and expenses incurred in connection with determining the Seller's loan loss, foreclosure and delinquency experience, the costs and expenses incurred in connection with obtaining the documents referred to in Sections 9(d) and 9(e), the cost of an opinion of counsel regarding the true sale of the Mortgage Loans and non-consolidation of the Seller, the costs and expenses of printing (or otherwise reproducing) and delivering this Agreement, the Pooling and Servicing Agreement, the Certificates, the prospectus, any Preliminary Prospectus Supplement, the Prospectus Supplement, any blue sky filings and private placement memorandum relating to the Certificates and other related documents, costs and expenses of the Trustee and the Delaware Trustee, the fees of the Delaware Trustee, the fees and expenses of the Purchaser's counsel in connection with the preparation of all documents relating to the securitization of the Mortgage Loans, the filing fee charged by the Securities and Exchange Commission for registration of the Certificates, the cost of any opinions of outside special counsel that may be required for the Seller and the fees charged by any Rating Agency to rate the Certificates.  All other costs and expenses in connection with the transactions contemplated hereunder shall be borne by the party incurring such expense.

SECTION 11.             Servicing.

The Seller has represented to the Purchaser that the Mortgage Loans are being serviced in accordance with the terms of the Pooling and Servicing Agreement, and it is understood and agreed by and between the Seller and the Purchaser that any interim servicing arrangements with the Seller will be superseded by the servicing arrangements set forth in the Pooling and Servicing Agreement.

SECTION 12.             Mandatory Delivery; Grant of Security Interest.

The sale and delivery on the Closing Date of the Mortgage Loans in accordance with the terms and conditions of this Agreement is mandatory.  It is specifically understood and agreed that each Mortgage Loan is unique and identifiable on the Closing Date and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser in the event of the Seller's failure to deliver the Mortgage Loans on or before the Closing Date.

The Seller hereby grants to the Purchaser a lien on and a continuing security interest in the Seller's interest in each Mortgage Loan, and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligation hereunder, and the Seller agrees that it holds such Mortgage Loans in custody for the Purchaser, subject to (i) the Purchaser's right, prior to the Closing Date, to reject any Mortgage Loan to the extent permitted by this Agreement and (ii) the Purchaser's obligation to deliver or cause to be delivered the consideration for the Mortgage Loans pursuant to Section 8 hereof.  Any Mortgage Loan rejected by the Purchaser shall concurrently therewith be automatically released from the security interest created hereby.  The Seller agrees that, upon acceptance of the Mortgage Loans by the Purchaser or its designee and delivery of payment to the Seller, that any security interest held by the Seller in such Mortgage Loans shall be released.

All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.  Notwithstanding the foregoing, if on the Closing Date, each of the conditions set forth in Section 8 hereof shall have been satisfied and the Purchaser shall not have paid or caused to be paid the Purchase Price, or shall not have delivered or caused to be delivered the Retained Certificates to the Seller or, upon the direction of the Seller, to WM Asset Holdings Corp., or any such condition shall not have been waived or satisfied and the Purchaser determines not to pay or cause to be paid the Purchase Price or not to deliver or cause to be delivered the Retained Certificates to the Seller or WM Asset Holdings Corp., the Purchaser shall immediately effect the re-delivery of the Mortgage Loans, if delivery to the Purchaser has occurred and any security interest created by this Section 12 shall be deemed to have been released.

SECTION 13.             Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by telex or telegraph and confirmed by a similar mailed writing, if to the Purchaser, addressed to the Purchaser at 1301 Second Ave., WMC3501, Seattle, Washington 98101, Attn:  LBSC Legal Counsel, or such other address as may hereafter be furnished to the Seller in writing by the Purchaser; if to the Seller, addressed to the Seller at 1301 Second Ave., WMC3501, Seattle, Washington 98101, Attn:  WMB Legal Counsel, or to such other address as the Seller may designate in writing to the Purchaser.

SECTION 14.             Severability of Provisions.

Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 15.             Agreement of Parties.

The Seller and the Purchaser each agree to execute and deliver such instruments (including UCC financing statements and continuation statements) and take such actions as either of the others may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement and the Pooling and Servicing Agreement.

SECTION 16.             Survival.

The Seller agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the Purchaser and its successors and assigns, notwithstanding any investigation heretofore or hereafter made by the Purchaser or on its behalf, and that the representations, warranties and agreements made by the Seller herein or in any such certificate or other instrument shall survive the delivery of and payment for the Mortgage Loans and shall continue in full force and effect, notwithstanding any restrictive or qualified endorsement on the Mortgage Notes and notwithstanding subsequent termination of this Agreement, the Pooling and Servicing Agreement, the Trust or the Trust Fund.

SECTION 17.             Indemnification, Representative.

(a)                The Seller indemnifies and holds harmless the Purchaser, the Purchaser's officers and directors and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act") or Section 20 of the Exchange Act of 1934, as amended, (the "Exchange Act"), as follows:

(i)                  against any and all losses, claims, expenses, damages or liabilities, joint or several, to which the Purchaser or such controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof), including, but not limited to, any loss, claim, expense, damage or liability related to purchases and sales of the Class A Certificates, the Mezzanine Certificates and the Class B Certificates arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Prospectus Supplement or the Prospectus Supplement, in the case of purchases and sales of the Class A Certificates and the Mezzanine Certificates, or the Private Placement Memorandum relating to the Class B Certificates dated December 12, 2006 (the "Private Placement Memorandum"), in the case of purchases and sales of the Class B Certificates, or any amendment or supplement thereto, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; and will reimburse, as incurred, the Purchaser and each such controlling person for any legal or other expenses reasonably incurred by the Purchaser or such controlling person in connection with investigating, defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Seller will be liable in any such case only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission, or alleged untrue statement or omission, made therein in reliance upon and in conformity with written information furnished to the Purchaser by the Seller specifically for use in the preparation thereof (the "Seller's Information");

(ii)                against any and all loss, liability, claim, damage and expense whatsoever, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Seller; and

(iii)               against any and all expense whatsoever (including the fees and disbursements of counsel chosen by the Purchaser, subject to Section 17(c) below), reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clause (i) or clause (ii) above.

This indemnity agreement will be in addition to any liability which the Seller may otherwise have.

(b)               The Purchaser agrees to indemnify and hold harmless the Seller, each of its directors, each of its officers and each person, if any, who controls the Seller within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act, against any and all losses, claims, expenses, damages or liabilities to which the Seller or any such director, officer or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Prospectus Supplement or the Prospectus Supplement, in the case of purchases and sales of the Class A Certificates and the Mezzanine Certificates, or the Private Placement Memorandum, in the case of purchases and sales of the Class B Certificates, other than in the Seller's Information, or arise out of, or are based upon, the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading, and will reimburse any legal or other expenses reasonably incurred by the Seller or any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action.  This indemnity agreement will be in addition to any liability which the Purchaser may otherwise have.

(c)                Promptly after receipt by an indemnified party under this Section 17 of notice of the commencement of any action described therein, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 17, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under this Section 17 unless the indemnifying party is materially prejudiced by such omission to notify and in any event the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party otherwise than under this Agreement.  In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish to do so, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party (such consent not to be unreasonably withheld, conditioned or delayed), be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party under this Section 17, such indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and preparation for a defense.

Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for such indemnified party to employ separate counsel; (iii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (iv) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties, which firm shall be designated in writing (i) by the Seller if the indemnified parties under this Section 17 consist of the Seller or any of its officers, directors or controlling persons, or (ii) the Purchaser, if the indemnified party under this Section 17 consist of the Purchaser or any of the Purchaser's directors, officers or controlling persons.

Each indemnified party, as a condition of the indemnity agreements contained in Section 17(a) and Section 17(b), shall use its reasonable efforts to cooperate with the indemnifying party in the defense of any such action or claim.  No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability (to the extent set forth in Section 17(a) or Section 17(b) as applicable) by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or failure to act by or on behalf of an indemnified party.

Notwithstanding the foregoing paragraph, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

(d)               If the indemnification provided for in Section 17(a) or 17(b) is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Purchaser on the one hand and the Seller on the other from the offering of the Class A Certificates, the Mezzanine Certificates and the Class B Certificates or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Purchaser on the one hand and the Seller on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations.  If the indemnification provided for in Section 17(b) is unavailable or insufficient to hold harmless the indemnified party under Section 17(b), then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in Section 17(b) in such proportion as appropriate to reflect the relative fault of the Purchaser on one hand and the Seller on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations.  The relative benefits received by the Purchaser on the one hand and the Seller on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Purchaser bear to the total underwriting discounts and commissions received by the Underwriters (as defined in the Prospectus Supplement) and the total placement fees received by the Initial Purchasers (as defined in the Private Placement Memorandum).  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Purchaser or by the Seller and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to above in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d).  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

SECTION 18.             [Reserved].

SECTION 19.             Governing Law.

THIS AGREEMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

SECTION 20.             Miscellaneous.

This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.  The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Seller to the Purchaser as provided in Section 4 hereof be, and be construed as, a sale of the Mortgage Loans by the Seller to the Purchaser and not as a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller.  However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Seller, then, (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller and (b) (1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the New York Uniform Commercial Code; (2) the conveyance provided for in Section 4 hereof shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller's right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in the Collection Account whether in the form of cash, instruments, securities or other property; (3) the possession by the Purchaser or its agent of the Mortgage Notes, the related Mortgages and such other items of property that constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-305 of the New York Uniform Commercial Code; and (4) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law.  Any assignment of the interest of the Purchaser pursuant to Section 4(d) hereof shall also be deemed to be an assignment of any security interest created hereby.  The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement and the Pooling and Servicing Agreement.

SECTION 21.             Third Party Beneficiary.

Each of the Trustee, the Delaware Trustee and the NIMS Insurer, if any, shall be a third-party beneficiary hereof (except with respect to Section 17) and shall be entitled to enforce the provisions hereof as if a party hereto, except the provisions of Section 17 hereof.  The Underwriters and the Initial Purchasers shall be third-party beneficiaries hereof solely with respect to Section 17 and shall be entitled to enforce the provisions of Section 17 as if it were a party hereto.

IN WITNESS WHEREOF, the Purchaser and the Seller have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

LONG BEACH SECURITIES CORP.

By:          /s/ Barbara Loper

Name:  Barbara Loper

Title:     Authorized Transaction Management Officer

WASHINGTON MUTUAL BANK

By:          /s/ Wendy Loncar

Name:  Wendy Loncar

Title:     Assistant Vice President

EXHIBIT A TO MORTGAGE LOAN PURCHASE AGREEMENT

STANDARD & POOR'S LEVELS® GLOSSARY in effect on the CLOSING DATE

As of December 14, 2006

APPENDIX E TO GLOSSARY FOR FILE FORMAT FOR LEVELS® VERSION 5.6d: Standard & Poor's Anti-Predatory Lending Categorization

Standard & Poor's has categorized loans governed by anti-predatory lending laws in the Jurisdictions listed below into three categories based upon a combination of factors that include (a) the risk exposure associated with the assignee liability and (b) the tests and thresholds set forth in those laws. Note that certain loans classified by the relevant statute as Covered are included in Standard & Poor's High Cost Loan Category because they included thresholds and tests that are typical of what is generally considered High Cost by the industry.

Standard & Poor's High Cost Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Arkansas	Arkansas Home Loan Protection Act, Ark. Code Ann. §§ 23-53-101 et seq. Effective July 16, 2003	High Cost Home Loan
Cleveland Heights, OH	Ordinance No. 72-2003 (PSH), Mun. Code §§ 757.01 et seq. Effective June 2, 2003	Covered Loan
Colorado

Consumer Equity Protection, Colo. Stat. Ann. §§ 5-3.5-101 et seq.
Effective for covered loans offered or entered into on or after January 1, 2003. Other provisions of the Act took effect on June 7, 2002

Covered Loan
Connecticut	Connecticut Abusive Home Loan Lending Practices Act, Conn. Gen. Stat. §§ 36a-746 et seq. Effective October 1, 2001	High Cost Home Loan
District of Columbia	Home Loan Protection Act, D.C. Code §§ 26-1151.01 et seq. Effective for loans closed on or after January 28, 2003	Covered Loan
Florida	Fair Lending Act, Fla. Stat. Ann. §§ 494.0078 et seq. Effective October 2, 2002	High Cost Home Loan
Georgia (Oct. 1, 2002 – Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 – March 6, 2003	High Cost Home Loan
Georgia as amended (Mar. 7, 2003 – current)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective for loans closed on or after March 7, 2003	High Cost Home Loan
HOEPA Section 32	Home Ownership and Equity Protection Act of 1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and 226.34 Effective October 1, 1995, amendments October 1, 2002	High Cost Loan
Illinois	High Risk Home Loan Act, Ill. Comp. Stat. tit. 815, §§ 137/5 et seq. Effective January 1, 2004 (prior to this date, regulations under Residential Mortgage License Act effective from May 14, 2001)	High Risk Home Loan
Indiana	Indiana Home Loan Practices Act, Ind. Code Ann. §§ 24-9-1-1 et seq. Effective January 1, 2005; amended by 2005 HB 1179, effective July 1, 2005	High Cost Home Loans
Kansas	Consumer Credit Code, Kan. Stat. Ann. §§ 16a-1-101 et seq. Sections 16a-1-301 and 16a-3-207 became effective April 14, 1999; Section 16a-3-308a became effective July 1, 1999	High Loan to Value Consumer Loan (id. § 16a-3-207) and; High APR Consumer Loan (id. § 16a-3-308a)
Kentucky	2003 KY H.B. 287 – High Cost Home Loan Act, Ky. Rev. Stat. §§ 360.100 et seq. Effective June 24, 2003	High Cost Home Loan
Maine	Truth in Lending, Me. Rev. Stat. tit. 9-A, §§ 8-101 et seq. Effective September 29, 1995 and as amended from time to time	High Rate High Fee Mortgage
Massachusetts	Part 40 and Part 32, 209 C.M.R. §§ 32.00 et seq. and 209 C.M.R. §§ 40.01 et seq. Effective March 22, 2001 and amended from time to time	High Cost Home Loan
Nevada	Assembly Bill No. 284, Nev. Rev. Stat. §§ 598D.010 et seq. Effective October 1, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	High Cost Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	High Cost Home Loan
New York	N.Y. Banking Law Article 6-l Effective for applications made on or after April 1, 2003	High Cost Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	High Cost Home Loan
Ohio	H.B. 386 (codified in various sections of the Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 et seq. Effective May 24, 2002	Covered Loan
Oklahoma	Consumer Credit Code (codified in various sections of Title 14A) Effective July 1, 2000; amended effective January 1, 2004	Subsection 10 Mortgage
Rhode Island	Rhode Island Home Loan Protection Act, R.I. Gen. Laws §§ 34-25.2-1 et seq. Effective December 31, 2006	High Cost Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	High Cost Home Loan
Tennessee	Tennessee Home Loan Protection Act, Tenn. Code Ann. §§ 45-20-101 et seq. Effective January 1, 2007	High Cost Home Loan
West Virginia	West Virginia Residential Mortgage Lender, Broker and Servicer Act, W. Va. Code Ann. §§ 31-17-1 et seq. Effective June 5, 2002	West Virginia Mortgage Loan Act Loan

Standard & Poor's Covered Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 – Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 – March 6, 2003	Covered Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective November 27, 2003 – July 5, 2004	Covered Home Loan

Standard & Poor's Home Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 – Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 – March 6, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	Consumer Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	Consumer Home Loan